Exhibit 99.1

Press Release

O2Diesel Closes Final Tranche of Private Placement

NEWARK, DE, May 23, 2005 — O2Diesel Corporation (AMEX: OTD) today announced further to its announcement on March 17, 2005, that it held a final closing with investors pursuant to the first subscription agreement for 888,285 shares of common stock at a purchase price of $0.70 per share for total proceeds of $621,800. Previously, on March 17, 2005, the company closed on $1,340,600, which were the funds received at the time of the first closing for this transaction.

On February 15, 2005, the Company’s Board of Directors’ approved a second subscription for 4,340,000 shares at the same per share purchase price of $0.70, to raise an additional $3,038,000. Closing of the second subscription requires certain conditions to be met by the Company following shareholder approval, which will be sought at the Company’s next annual stockholder’s meeting, which is to be held on May 31, 2005. All funds raised in these transactions are to be used for working capital.

Warrant coverage of 50% will be included as part of both subscriptions. The exercise price of the warrants will be $0.70 per share if exercised within 12 months of issuance and $1.05 per share if exercised thereafter.

The securities offered by O2Diesel Corporation have not been and will not when issued be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

“This closing completes the first part of our $5.0 million financing announced earlier this year” said Alan Rae. “This, together with the second tranche which may close following shareholder approval and the fulfillment of certain conditions, will confirm, as previously stated, that we are firmly on the way to securing the funds we need to execute our business plan.”

More about O2Diesel: The Company and Its Fuel Technology.

O2Diesel Corporation (AMEX: OTD) is a pioneer in the commercial development of a cleaner-burning diesel fuel that provides excellent performance and environmental benefits for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel™ is an ethanol-diesel blend treated with the company’s proprietary natural oil-derived stabilizing additive that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel™ — the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corp’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corp.

Media Contact:	Company Contact:

Jeff Davis	Alan Rae
+1 (619) 233-3030	+1 (302) 266-6000
pr@o2diesel.com	ir@o2diesel.com